Exhibit 3

                                 JOINT AGREEMENT

                     This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership by the undersigned of common stock of Fidelity National Financial Corporation is being filed on behalf of each of the entities named below. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



Dated:  March 30, 2000                         LEUCADIA NATIONAL CORPORATION,
                                               PHLCORP, INC. and
330 MAD. PARENT CORP.                          BALDWIN ENTERPRISES, INC.
BELLPET, INC.

By: /s/ Corinne A. Maki                        By: /s/ Joseph A. Orlando
    ----------------------------                   ----------------------------
    Name: Corinne A. Maki                          Name: Joseph A. Orlando
    Title: Vice President                          Title: Vice President

                                   SCHEDULE B

                          TRANSACTIONS IN COMMON STOCK
                   WITHIN THE 60 DAYS PRECEDING APRIL 3, 2000.


Date          Number of Shares      Purchase or Sale        Price per Share*
----          ----------------      ----------------        ---------------

3/30/00       20,000                Purchase                $14.6875
3/31/00       40,000                Purchase                $14.3281




















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*Excludes broker commissions